EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     We have issued our report dated November 12, 2004, accompanying the financial statements included in the Annual Report of XATA Corporation on Form 10-KSB, for the year ended September 30, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of XATA Corporation on Form S-8 (File Nos. 333-113025, 333-85584, 333-59214, 333-28337, 333-03670, 33-94006, 33-89222 and 33-74148) and Form S-3 and amendments (File Nos. 333-113016, 333-111797, 333-113016, 333-111798, 333-111797 and 333-82905).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
December 15, 2004